Exhibit 14


             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the use of our report dated December 12, 1995 on the financial statements and financial highlights of Federated Growth Strategies Fund, a portfolio of Federated Equity Funds, incorporated by reference in the initial Registration Statement (Form N-14) and the related Prospectus/Proxy Statement of Federated Equity Funds.

We also consent to the use of our report dated December 12, 1995 on the financial statements and financial highlights of Capital Growth Fund, a portfolio of Investment Series Funds, Inc. incorporated by reference in the initial Registration Statement described above.



By:ERNST & YOUNG LLP

Pittsburgh, Pennsylvania